Employee Compliance and Ethics January 2024 BainCapital

Contents
3 Introduction
4 Core Compliance Principles
Personal Compliance
7 Personal investments
10 Political activities
11 Charitable contributions and activities
11 Outside activities
Using and Protecting Information
13 General guidelines for written communications
14 Maintaining confidentiality
15 Keeping information secure Recognizing and Reporting MNPI (Inside Information)
16 Inside information
17 Ethical walls Markets, Trading, and Investments
19 Market abuse
20 Trade errors and crossing transactions
21 Investments presenting business conflicts
36 Takeaways
37 Terms with Specific Meanings
Company Property, Electronic Systems, and Business Communications
22 Use of company and electronic systems
24 Approved systems for written business communications
Interacting with Outside Parties
26 Bribery, corruption, tax evasion, and other
financial crimes
28 Business gifts and entertainment
29 Working with consultants and other third parties
30 Vetting and monitoring investors
30 Preparing investor communications
31 Public officials, regulators, law enforcement, and attorneys
31 The media
32 Social media
Timekeeping and Expenses
33 Timekeeping and expenses
Transitions
34 Joining the firm
35 Leaving the firm
Bain Capital

Introduction
In joining Bain Capital, you have become part of one of the world’s leading private investment firms. From our founding in 1984, we pioneered the consulting- based approach to private equity investing, one that has now expanded to several asset classes including credit, public equity, venture capital and real estate.
We scale this approach across sectors, industries, and
geographies around the world.
The broad scope of our interests and the global reach of our business carries broad responsibilities. The activities of everyone at Bain Capital fall under a range of overlapping global laws, regulations and expectations.
All the same, our firm has never been daunted by complexity or swayed by the trends of the moment. Rather, we believe that by living our values, we can create lasting impact for our investors, teams,
businesses, and the communities in which we live.
This manual is intended not only to help you understand those values, but also to provide a concise and comprehensive presentation of your specific compliance obligations, and to let you know where to turn for additional guidance on matters of ethics and compliance. It does not cover all of your rights, privileges, and responsibilities as a Bain Capital employee, but it does outline your core responsibilities.
Our Values
We develop exceptional partnerships. We are personally invested in each other’s success. We know that great outcomes come from diverse teams.
We challenge conventional thinking. We think differently. We nurture a culture of deeply objective inquiry and seek the full potential in every opportunity. We respect the power of facts.
We work with tenacity. We roll up our sleeves, dig in, and come to work every day searching for better outcomes. We relentlessly tackle tough problems. We see things through.
We believe character matters. We embrace personal integrity, humility and citizenship. We act with empathy and conviction. BainCapital

Core Compliance
Principles
Compliance overview
Ethics builds trust, trust builds our business. Ethics isn’t a bolt-on. It’s not “sales prevention”. It’s not arbitrary or pointless regulations. It’s the foundation of our business.
We are here for the long term. This takes long-term vision, as well as decision- making that places relationships and enduring success over short-term thinking and corner-cutting.
We’re all counting on you. Compliance is a team activity. Poor performance from even one individual can undo the hard work of everyone else on the team. The firm is counting on you to do your part.
Our regulatory and compliance landscape
Management oversight and tone
Fiduciary duties
Laws and regulations
Regulator expectations
Ethical obligations
Employee compliance policies
(this manual)
Business unit policies and procedures
Training
Global footprint
Business environment
Industry-leading practices
Investor expectations
Your compliance responsibilities
Our operations are reviewed by various regulators
Core Compliance Principles 4

Code of conduct
Key Concepts
As fiduciaries, we are legally and ethically bound to act in the best interests of our clients. It is our duty to always place their interests before our own, act in good faith, and be honest and trustworthy in all our dealings with them.
Violations of these policies can lead to reputational damage and penalties — for the firm as well as individuals. We’re a global firm operating under multiple regulatory regimes. We rely on you to understand and navigate the legal and professional requirements of your role.
We are fiduciaries
1. Act with honesty and integrity. Avoid even the appearance of unethical behavior. If something doesn’t feel or look right, it probably isn’t. Be attentive to how our words and actions might be interpreted by others. This helps us demonstrate to outside observers
— including clients, regulators, and the media — that we truly place a high value on ethical conduct.
2. Place the interests of the firm above your own, and those of clients above all — it’s their money. You are expected to exercise reasonable care and prudent judgment whenever acting on behalf of our clients or the firm. Protect the confidentiality of their information, and avoid activities that could affect your independence or objectivity.
3. Avoid misleading clients and other business partners. Always treat our clients and business partners with complete fairness and professionalism. We must stand behind our statements to earn the confidence of our clients and business partners.
4. Report any potential conflicts of interest, and take steps to eliminate them. Conflicts of interest can occur when your personal interests interfere, or appear to do so, with the interests of the firm or our clients. Conflicts may also arise through our normal course of business, such as when our obligations to different parties — clients, portfolio companies, business partners — happen to compete. Any time you become aware of a conflict that is not specifically addressed in these policies, consult with your supervisor and Legal or Compliance.
We honor our responsibilities
5. Comply with securities laws and the firm’s policies. Failure to comply with laws, regulations, or policies can cause immense financial and reputation damage to the firm and individuals. Our policies were created to help you achieve compliance. Because we operate in a complex environment, you may be subject to multiple requirements. You are responsible for recognizing situations where a policy or law may apply and for adhering to all applicable restrictions and requirements. Seek advice from your supervisor or Compliance.
6. Do not circumvent regulations, controls, or policies; going around them is the same as violating them. This includes:
using a third party to make an improper payment
causing a client or portfolio company to pay a
personal or firm expense
tipping or using another person to make a prohibited trade
asking others to donate to a charitable or political cause or campaign you cannot donate to yourself using derivatives or other instruments to achieve the effect of a prohibited securities trade breaking security protocols or attempting to gain access to a system or device you are not authorized to use misusing or improperly sharing confidential information
turning a blind eye to any suspected tax evasion
Before taking an action, make sure it is consistent with our duties, values, and business interests, and understand that there may be broader risks involved. Consider how an action might look to outsiders.
7. Report all actual or potential violations of policy or law by you or anyone else at the firm. If you discover any actual, attempted, or suspected violation of any law, regulation, or Bain Capital policy by anyone, report it immediately to the relevant group (Compliance, Legal, Human Resources, and/or business unit management).
8. Report any actual or potential violations of law by non-firm personnel. This includes any known or suspected material violation of any applicable US or non-US laws and regulations. Core Compliance Principles 5

9. Re-certify to these policies and to your investment accounts, holdings, outside activities, and use of electronic communications systems each year. Certification is completed via the Bain Capital Compliance System (BCCS).
10. Any time you’re not 100% sure, check with Compliance. No policy can address all of the situations you may encounter. If you find yourself in a gray area, seek guidance. Misunderstanding, ignorance, or forgetfulness are not acceptable explanations for violating a policy.
ADDITIONAL REQUIREMENTS FOR CERTAIN PERSONNEL
Supervisors
Supervise your reports, taking reasonable steps to promote compliance. This means making sure that they understand their compliance requirements, providing appropriate oversight over their activities, and remaining alert and engaged.
Clearly communicate your expectations for compliance to your reports, and model ethical behavior at all times.
Immediately report any actual or potential violation by your reports.
Broker-Dealer Registered Representatives
Review and re-certify to written supervisory procedures each year.
Maintain an active Registered Representative license and report any changes in your registration information to Compliance.
Business Development Company Personnel
Review and re-certify to the Bain Capital Specialty Finance, Inc. / Bain Capital Private Credit Compliance Manual, including its Code of Conduct.
Report any material events or disclosure items related to the
Business Development Companies. Core Compliance Principles 6

Personal
Compliance
Personal investments
Key Concepts
Your personal investment activities may create real or apparent conflicts with the firm’s role as an investment adviser.
Personal investment policies apply to you and your family/household members. This includes your spouse, dependent children, or anyone else in your household if you contribute to the maintenance of that household or to the financial support of the individual.
Requirements
1. Disclose all personal investment accounts, holdings, and trades, including those of applicable family/household members.
Within 10 days of joining the firm you must disclose:
all brokerage, futures, or other investment accounts you have the ability to place trades in professionally managed accounts
• all trust accounts for which you are a beneficiary,
except blind trusts
all holdings, including investments outside of the above types of accounts, such as private investments
Throughout your employment, you must:
promptly disclose all new accounts and any pre- existing accounts that become covered under this policy (such as through marriage, inheritance, or power of attorney); disclosure is required regardless of whether you hold any investments in the account within 30 days of quarter-end disclose any trades or holdings (or confirm there have been no changes since your last report) by updating the Bain Capital Complliance System (BCCS) or providing duplicate statements to Compliance as applicable
2. Use an approved broker for all your accounts. If you have accounts at non-approved brokers, upon joining the firm you must either close them, move them to an approved broker, or obtain approval from Compliance for continued use. When closing an account, pre-clear any sales of securities requiring it with Compliance. A list of approved brokers may be obtained from Compliance or The Square.
Personal Compliance 7

3. **Do not buy individual stocks (including IPOs), single-stock ETFs, corporate bonds or loans.** This requirement includes offerings of equity securities (initial, secondary, or follow on), registered closed-end funds, and new issues of corporate debt securities.

4. **Pre-clear any trade that requires it, and execute pre-cleared trades with Compliance within 48 hours of receiving approval (except private investments not managed by Bain Capital).**

5. **Do not use limit orders, stop-loss or good-till-canceled orders, short sales, or any derivatives for underlying investments that require pre-clearance with Compliance.**

6. **Never trade securities based on improper use of information, and never help anyone else to do so.** This includes any trade based on:
   - information about the investments of any client, including front-running, trading alongside, or tailgating (trading just before, simultaneously with, or just after a similar trade for a client account)
   - confidential or inside information about the issuer (company, fund, or other) of a security or loan instrument, or the security itself

7. **Contact Compliance before opening a professionally managed account.** To open a managed account, you must:
   - provide a Compliance with a copy of the account agreement
   - have your account manager sign a certification letter, and re-certify annually
   - complete the certification form in BCCS, and re-certify annually
   - provide Compliance with quarterly account statements

8. **Do not attempt to influence or control trading within any professionally managed account you own.** This applies to suggestions or instructions concerning what to buy or sell and the timing or size or trades. Do not attempt to obtain information about activity in the account beyond the customary account statements, and do not accept or review such information if it is made available.

9. **Use discretion in your personal use of social media.** See "Social media" on page 32.

Investment type	Pre-clear	Report
Consult Compliance first if investment type not listed		
Individual equities (sales only; purchases prohibited, including IPOs)	●	●
Publicly traded REITs (sales only; purchases are prohibited)	●	●
Private investments ***not*** managed by Bain Capital, such as direct investments, hedge funds, venture funds, crypto funds, private equities (both companies and funds), and limited partnerships	Pre-clear all initial/follow-on investments and any divestments with Bain Capital conflicts	●
Individual corporate bonds or loans (sales only; purchases are prohibited)	●	●
Single Stock ETFs (sales only; purchases are prohibited)	●	●
Direct obligations of the US government	—	—
Municipal, agency, and sovereign bonds	—	●
Bankers' acceptances, bank CDs, commercial paper, and high quality short-term debt obligations	—	—
Money market funds, open-end mutual funds, and open-end unit investment trusts	—	—
Closed-end funds and ETFs; consult Compliance on narrow-based ETFs	—	●
Physical commodities (such as gold)	—	—
Futures, swaps, options or other derivatives on commodities and commodity interests	—	●
Crypto investments		
Bitcoin, Ethereum, Litecoin, Bitcoin cash, Solana (Core Five)	—	—
Initial coin/token offerings (ICOs or ITOs)	●	●
Crypto issuers (including private investments in crypto-related companies, blockchain technology or protocols, warrants, rights, or other similar investments)	●	●
Decentralized autonomous organizations (DAOs)	●	●
Non-fungible tokens (NFTs)	—	—
Other alternative tokens or coins ***See Additional Requirements for Bain Capital Crypto Personnel on page 9.***	—	—

Key: ● *Required* — *Not required*

Personal Compliance 8

EXAMPLES “Foot faults” to watch for
disclosing new accounts promptly
disclosing accounts for which you are beneficial owner
or control person, such as trusts
disclosing receipt of company stock/options for portfolio company roles pre-clearing private investments with Compliance
promptly disclosing information related to life changes, such as marriage monitoring agents, such as financial advisors, for compliance with firm policies applying requirements to family member/household accounts
ADDITIONAL REQUIREMENTS FOR CERTAIN PERSONNEL
Credit and Certain Platform Services Personnel
Report accounts that are capable of holding only mutual funds, and any mutual funds in those accounts.
Do not invest in any class of:
– Bain Capital Specialty Finance, Inc.
– Bain Capital Private Credit Fund
– John Hancock Floating Rate Income Fund
See The Square for an up-to-date list of prohibited funds.
Broker-Dealer Registered Representatives
Obtain approval from Compliance before opening professionally managed or brokerage accounts.
Notify the executing firm that you are a Registered
Representative of Bain Capital Distributors, LLC.
Obtain written approval from Compliance and your supervisor before engaging in any private securities transactions on behalf of another. These may include:
– raising money for a venture or individual
– transacting in insurance products
– certain types of real estate investments
Bain Capital Crypto Personnel
Pre-clear and report all transactions in digital assets, cryptocurrencies, alternative crypto tokens and coins other than the Core Five with Compliance.
Report any digital crypto wallets and crypto account information to Compliance.
Consult Compliance for additional details.
Public Equity and Certain Platform Services Personnel
Do not invest in the U Access (IRL) Bain Capital Global
Equity LS Sustainable UCITs.
Personal Compliance 9

Political activities
Key Concepts
US “pay-to-play” regulations are stringent. A single improper contribution or solicitation could trigger substantial fines and cause the firm to forego fees from certain clients for two years or even longer. This may include contributions to:
- candidates for, or holders of, state or municipal
elected office
- state or municipal officials running for federal office
- PACs or other entities that support candidates for
state or municipal office
- political parties active at the state or local level As such, contributions to these candidates, officials, and entities are prohibited.
These regulations apply both to you and
members of your family and/or household.
Non-US personnel should contact Compliance
before engaging in any political activities. Non-US citizens are generally prohibited from contributing to US politicians or political causes and may face additional restrictions on political activities under local law. Be careful to avoid even the appearance of inappropriate political contributions in any areas where the firm has live business interests (see page 26).
Requirements
10. Pre-clear all US political contributions, at any level of government with Compliance. This encompasses federal, state, local, and municipal causes and campaigns, and includes all candidates, current officials, political action committees (PACs), and all other entities that provide funding or support to candidate campaigns or political causes. While some contributions are not prohibited, always pre- clear. Do not make your own assessment.
11. Pre-clear any activity associated with soliciting political donations with Compliance. For purposes of this policy, soliciting donations is the same as a contribution, meaning that all the same terms as the previous requirement apply.
12. Pre-clear all potential “in-kind” political
donations with Compliance.
A few examples are:
hosting a political event
providing meals for campaign workers
volunteering professional services to a campaign
providing office space or equipment
Personal volunteering for a campaign or cause on your own time does not require pre-clearance. For example, you do not need to pre-clear the following activities as long as they do not involve fundraising, do not take place during normal business hours, and do not involve the use of the firm’s name or resources:
stuffing envelopes
participating in voter registration drives
holding or displaying a sign in support of a candidate
Check with Compliance if you have any questions about whether an activity requires pre-clearance.
13. Pre-clear the creation of any organization that engages in politically related activities with Compliance. In general, such organizations are not permitted.
14. Do not use the firm’s name in connection with your own personal political activities. For example, keep the firm name off any political solicitation message or campaign literature
15. Do not use the firm’s resources for personal political activities. For example, do not engage in political activities while at work or use firm computers, network, systems, email, printers, copiers, phones, office space, or personnel for political purposes. Any of these actions could be construed as a political endorsement or contribution by the firm, potentially resulting in a legal violation.
Personal Compliance 10

Charitable contributions and activities
Key Concepts
Bain Capital encourages charitable activities. However, in certain circumstances, charitable gifts or activities could present real or apparent conflicts of interest. It is essential to avoid any confusion between individual and corporate support for charitable activities.
Some charitable organizations have related entities that support political causes. Contributing to or participating in events or activities sponsored by such non-profit organizations may be considered a political contribution. If the entity is not a 501(c)(3) charitable organization, consult Compliance.
Requirements
16. Never make any charitable or political contributions that would — or could appear to — constitute the improper influencing of a government official, business partner, or anyone else. This applies to donations to any charity, political group, or PAC that are made at the suggestion of, or on behalf of, another person in any circumstance where it would constitute a “quid pro quo”. While donations to someone’s preferred charity, PAC, or political organization are not necessarily prohibited, they must not be given in exchange for an improper advantage or other favorable treatment.
It is generally acceptable to ask others to join you or the firm in supporting a charity, such as inviting clients to a charitable fundraiser sponsored by Bain Capital or inviting them to donate to, or attend an event held by, a charity you personally support.
17. Obtain approval from Public Affairs before arranging official Bain Capital corporate charitable support. Do not engage in a charitable activity in a way that could suggest that it is officially endorsed by the firm if that is not the case.
18. Avoid the appearance of impropriety when contributing at the request of a business partner. In particular, charitable contributions:
must be paid directly to the charity (which cannot be the business partner)
must not be based on actual or anticipated business from a business partner must not be (or appear to be) a fee discount or rebate
must not violate our policies concerning bribery and corruption (see page 26)
Outside activities
Key Concepts
Your personal outside activities may conflict with the interests of the firm’s clients or the firm itself, or demand too much of your time.
- You may be required to resign from an existing
activity if it presents a potential conflict, or from a
new activity if you fail to pre-clear it with Compliance.
- You may be asked to limit the number of roles you maintain.
Participating in any outside investment activity is generally prohibited, subject to the nature of the activities, even if you are not paid.
Requirements
19. Disclose any outside activities and other potential conflicts of interest within 10 days of your start date, and certify to the necessary firm policies.
20. Pre-clear any new outside activity with Compliance before beginning it. This involves providing any information Compliance requests, such as details about your role, responsibilities, time commitment, and any compensation.
21. Promptly report any changes in status. This includes any material change in your responsibilities, title, or time commitment, or if your involvement in the activity ends. If your change in status means that the outside activity is
Personal Compliance 11

no longer compliant with this policy, you may be required to cease the activity as soon as practicable and notify Compliance when you have done so.
22. Recuse yourself from any conflict that arises between Bain Capital and an outside activity. This includes any situation where you would be participating in any decision at Bain Capital that concerns the entity, or at the entity that concerns Bain Capital.
23. Review and re-certify your outside activities and conflict of interest information each year. Notify Compliance of any errors or updates.
Activity type (examples) Pre-clear Report
Serving as an executive officer,
director, or board member of any ● ●
company or organization, including
non-profits
Holding an advisory role with a
company or non-profit ● ●
Running for public office ● ●
Self-employment or other
employment outside of the firm ● ●
Spouse is employed by a business — ●
partner
Familial relationship with a business — ●
partner
Volunteering for a charity — —
Firm-approved position at a Bain — — Capital portfolio company
Volunteer coaching — — Serving as an expert for an expert
network firm Prohibited
Key: ● Required —Not required
ADDITIONAL REQUIREMENTS FOR CERTAIN PERSONNEL
Business Development Company Personnel
Complete applicable officer/director questionnaires and list any applicable outside affiliations.
Broker-Dealer Registered Representatives
Registered Representatives must fill out an additional form
prior to engaging in a new outside activity.
Personal Compliance 12

Using and Protecting
Information
General guidelines for written communications
Requirements
1. Write clearly and directly. Avoid language that is meant to be sarcastic, ironic, or in jest — such language can easily be misinterpreted. Avoid exaggeration and superlatives for the same reason. Ensure that communications are fair and balanced, and do not omit material facts that might otherwise make the communication misleading.
2. Make context clear. The context surrounding a communication may not be apparent to those outside it or when examined later. In replies and communication threads, be clear which statements your responses apply to. Write complete thoughts. Avoid saying anything that could appear inflammatory or inappropriate when taken out of context or seen by another person.
3. Ensure content is appropriate. Certain content requires advance approval or the inclusion of disclosure information. Always review your emails and other written communications for appropriateness of content and for any information that could require disclosure or Compliance approval.
4. Limit recipients to those who truly “need to know”. If sending or forwarding attachments or links, assess the appropriateness of the material for each of your recipients. Note that written communications that are broadly disseminated outside of the firm may be considered advertising, and may therefore require special Compliance review.
5. Review before you send. Look for missing words, false autocorrections, and other mistakes. Try to intentionally misread your message to see if it might contain a meaning or tone you don’t wish to convey. Ask yourself how your message would look to an outsider.
Using and Protecting Information 13

Maintaining confidentiality
Requirements
6. Share information only with those who need it to do their job or for a legitimate business purpose. Never disclose any information (even non-confidential information) to anyone who does not have a legitimate need to know it. This includes other employees, existing or prospective investors, family members, friends, acquaintances, industry colleagues, and people you meet casually.
7. Know which information to treat confidentially.
We are all subject to confidentiality to ensure appropriate protection of Bain Capital proprietary and other confidential information. Information that must be treated confidentially includes:
inside information (see page 16)
personal data or financial information (see
requirement 8 below)
9. Take appropriate action. Contact Compliance or
Legal immediately if you receive confidential information
in error. Follow directions to ensure proper handling,
10. Promptly email your supervisor or Compliance, with a copy to privacy@baincapital.com, if you receive any external requests regarding personal data. These may include:
requests for information or personal data about Bain Capital personnel or investors, such as requests by a law enforcement agency notification of any misuse or mishandling of information that affects, or could affect, any Bain Capital personnel or business partners requests for information concerning the requester’s rights in relation to their personal data
EXAMPLES Confidential data
sensitive or proprietary information about the firm itself, such as its business strategy, policies, investments, or company news that is not public firm proprietary technical information related to
systems, networks, or applications
any information that the firm must treat confidentially as a matter of law or agreement
8. Treat personal data as confidential. Global privacy requirements impose stringent standards on securing personal data. Personal data is information related to an identified or identifiable individual. Common examples include names, addresses, telephone numbers, and other contact details, as well as financial information. For fellow employees, it also includes medical, compensation, or job performance information. Err on the side of caution and treat any sensitive,
• non-public corporate information (financials, projections, M&A plans, leadership changes)
investment committee or credit committee decks
investor information
deal pipeline reports
client investment portfolio information
• diligence materials
information covered by non-disclosure or confidentiality agreements personal data
compensation information
Bain Capital proprietary systems or information
non-public information relating to an individual as personal data.
ADDITIONAL REQUIREMENTS FOR CERTAIN PERSONNEL
Business Development Company Personnel
Adhere to Regulation FD protocols.
Do not disclose Business Development Company information unless you have prior authorization to do so.
Using and Protecting Information 14

Keeping information secure
Requirements
11. Take precautions to prevent others from seeing or overhearing information. Keep papers and screens out of the sight of people around you, particularly when working outside the office. Never put electronic media or hard copies of confidential information in luggage that is being checked or stored; keep it securely in hand or within sight when traveling or whenever it cannot be physically secured. Avoid using public wi-fi in high-risk locations. For guidelines about traveling to such locations, contact the Chief Information Security Officer.
12. Securely store information you are not using, whether in the office or at home. Do not leave documents containing confidential information visible on your desk or screen when you are not present. Properly restrict access to electronic shared folders, file cabinets, and other shared environments, applications, and systems.
13. Do not copy, move, screenshot, or attempt to otherwise exfiltrate information from the firm’s systems onto unapproved systems or devices. Downloading information onto USB drives, forwarding it to personal email or messaging accounts, uploading it to unapproved cloud storage services or uploading it to personal cloud storage accounts is monitored and strictly prohibited.
14. Take physical precautions to help safeguard information. Never lend your identification badge or any physical or electronic keys to anyone. Do not let anyone enter a secure area behind you unless you are certain they are authorized to be there. Report suspicious activity or individuals to building security.
15. Print confidential documents only when necessary. Be sure to promptly retrieve printouts if using a shared printer.
16. Be mindful of confidential information presented or discussed in shared spaces. Within the office, be careful not to discuss confidential information where others could overhear, particularly when visitors are present. Avoid mentioning confidential information when conversing or talking on the phone, especially in public places. When possible, use project names instead of target public company names. Erase whiteboards before leaving meeting rooms and take all papers with you. Log out of conference room devices.
17. Be vigilant in collecting, retaining, and handling personal data. Be sure to properly dispose of personal data when it is no longer needed for business or regulatory purposes. Printed materials should be shredded.
18. Use strong passwords, and do not share them with anyone. Do not leave passwords where others could see them (for instance, on a note that is attached to the device or is otherwise easily accessible). Follow the firm’s password policy as established by Information Security.
19. Follow the firm’s policies on appropriate use of generative AI platforms. Do not share confidential information of any kind on non-firm open AI platforms.
Using and Protecting Information15

Recognizing and Reporting
MNPI (Inside Information)
Inside information
Key Concepts
Illegal insider trading means trading a security in breach of a duty of confidentiality, on the basis of material non-public information (MNPI).
How you handle inside information is just as important as how you acquire it. Even if you come into possession of the MNPI accidentally, unless and until Compliance determines that trading restrictions are not required, you must never place, influence, or recommend a trade that involves, or could be seen as involving, the information in question.
• Adjacent information (on or through another company), our actions (new business contract, tender offer), or multiple pieces of information that are themselves immaterial can become MNPI when combined (including all types of information such as alternative data).
Err on the side of caution — if you’re not sure whether information is MNPI, talk to Compliance. Do not make your own determination of whether information is inside information. The assessment is complex and can involve a range of factors.
Requirements
1. Contact Compliance immediately if you receive known or possible MNPI. This includes any information you suspect might be inside information. It also includes inside information that you obtain through your prior employment or your activities outside of the firm. In particular, take care with information provided by corporate insiders, consultants, generative AI tools, expert networks, alternative data provider, and value add investors. Never assume information is public just because a consultant or other third party has provided it. If unclear, consult Compliance to determine whether the information has been made public.
2. Keep MNPI that is in your possession secure, and never disclose it to unauthorized persons. Share MNPI only with Compliance, Legal, or
Recognizing and Reporting MNPI (Inside Information)
16

personnel who require such information to perform their normal business function. If you are not certain
EXAMPLES Possible MNPI
whether an individual is authorized to know certain
MNPI, contact Compliance.
3. Do not trade in an issuer’s securities (personally or on behalf of clients) if you possess any possible MNPI about the issuer. Insider trading is a crime and may carry severe consequences for you and the firm.
4. When meeting with outside parties and expert
earnings projections
financial results
M&A activity
significant customer
or supplier changes
carve outs
pending litigation
leadership changes
confidential offerings
corporate actions
networks, make clear that you and the firm do not wish to receive MNPI (unless we intend to “be private”). This applies to any meetings you may conduct with company officials, brokers, or other applicable business partners, to the extent you wish to continue to trade or transact on behalf of Bain Capital clients.
Ethical walls
ADDITIONAL REQUIREMENTS FOR CERTAIN PERSONNEL
Credit and Public Equity Personnel
Track all substantive meetings, calls, or other interactions with management from companies, industry sources, and expert networks in your Outlook calendar.
Be cognizant of any temporary information barriers.
Credit Personnel
Be sensitive to what information other lenders may have that could affect our ability to transact, even if acting as a private lender to a company.
Be sensitive when working with multiple sponsors in private credit transactions. Consult Legal about establishing appropriate protocols.
Key Concepts
Ethical walls enable our businesses to operate independently. These information barriers prevent possible MNPI that one business may possess from being shared with another, allowing both to transact freely.
Cross-business unit collaboration is encouraged, but never at the expense of Compliance protocols. We encourage you to tap into the valuable insights and expertise of your colleagues in other business units. However, classifying MNPI can be complex, and individual employees may not have the broader perspective needed to determine what precautions are necessary.
Rules apply to all methods of sharing, such as in person or electronically.
Requirements
5. Never share confidential information across walls without Compliance approval. A breach of the ethical wall can lead to trading restrictions or different reporting requirements being imposed, which could prevent an adviser from pursuing its desired strategies. If you are in Platform Services and have visibility across walls, be careful not to disclose one business unit’s confidential information to another business unit without Compliance approval.
6. Be mindful of contractual or other constraints
when sharing confidential information. In addition to possessing MNPI, individual businesses may also enter into non-disclosure agreements (NDAs) or other legal agreements with clients or potential business partners that may affect the information they are able to share, including with other business units and third parties.
7. Contact Compliance before meeting or speaking with colleagues in other business units concerning:
crossings: engaging another business unit in a deal that involves sharing confidential information or MNPI across an ethical wall Recognizing and Reporting MNPI (Inside Information) 17 chaperoned conversations: conversations with another business unit across an ethical wall when in possession of confidential information, or if it is possible that the other business unit possesses confidential information that is not to be shared document sharing: sharing documents (such as investment committee decks) across business units
MNPI sharing: sharing MNPI with business units on the same side of the ethical wall
Ethical Walls
Private markets Capital markets
8. Share MNPI only on a “need-to-know” basis, even within your own business unit. Use particular caution in relation to information pertaining to “public-to-private” transactions and when occupying roles on public companies or private companies with publicly listed securities or loans.
Asia GSS and
Direct Lending*
Crypto
Double Impact
Insurance*
Life Sciences
Private Equity
Real Estate
Tech Opportunities
Venture
Credit
Global Special
Situations*
Public Equity
Partnership
Strategies
*Special wall-cross protocols with Capital Markets apply to Insurance, Asia GSS, and certain other GSS private-side personnel. Recognizing and Reporting MNPI (Inside Information) 18

Markets, Trading, and Investments
Market abuse
Key Concepts
Market abuse disadvantages other financial market participants by misusing information or distorting normal price-setting mechanisms.
Market abuse or manipulation is a violation of global securities laws. Violations of these laws may result in substantial fines as well as criminal, civil, and professional sanctions.
Requirements
1. Do not engage in fraud, deception, or trading tactics to manipulate the price of a security, and always report any instances you may observe. Fraud includes, among other things, making intentionally false statements (whether to clients, regulators, or others), forging or altering documents, theft, and other dishonest acts.
2. Do not make false or deceptive statements to induce others to trade a security. This prohibition includes making false or misleading forecasts, whether by falsifying or deliberately concealing material information.
3. Do not originate or disseminate false rumors that could lead to market manipulation, or lie about your own planned actions. You may freely express opinions (personal or the firm’s) about markets, but any such communication should be based on evidence. Any discussions regarding the markets, including opinions, are subject to the regulations on page 24 and page 31.
4. Contact Compliance if you observe or suspect
market abuse.
Markets, Trading,and Investments 19

EXAMPLES Illegal trading practices
cornering the market
impermissible wash sales
pre-arranged transactions
bucketing of orders
front-running
marking the close (trading at or near the close of the
market with the intent of inflating the day’s price)
spreading false rumors
making a false public declaration of your views on an issuer or intended actions in order to benefit from market shifts caused by your declaration
Trade errors and crossing transactions
Key Concepts
Trade errors occur when, either through neglect or an intent to cause harm, the firm fails to correctly execute a desired client trade. If the trade error results in a loss to a client, the firm may have to make recompensation, if called for by the standard of care in client governing documents.
Not all failures in the execution of a trade constitute a trade error. Whether a failure is considered a trade error or a mistake is determined jointly by Compliance, Legal, and business unit management.
Requirements
5. Immediately report any potential trade errors to Compliance or your supervisor upon discovery. If you are unsure whether a trading abnormality should be reported, contact Compliance.
6. Always seek Compliance, Legal, and business unit management approval prior to causing a client account to trade any instrument to another client account. Certain conditions, approvals, and processes are required prior to effecting any cross trade or transaction. Markets, Trading,and Investments 20

Investments presenting business conflicts
Key Concepts
Conflicts involving competing obligations to different parties are inevitable. These may include fiduciary duties, contractual obligations, or in some cases the business interests of the firm. Conflicts should be avoided where possible, but when they do occur the most important thing is to manage them properly.
Because there are so many possible conflict situations, do not make your own determination about the correct way to resolve a situation. Always consult with Compliance or Legal. This reduces your personal risk and helps prevent violations that could prove harmful to clients, portfolio companies, business partners, the firm, or you.
Requirements
7. Always consult with Compliance or Legal before executing any investment decision involving a business conflict of interest. The firm has protocol for determining how to resolve the many types of conflicts of interest that may arise in trading and investment situations.
EXAMPLES Conflict-of-interest situations
new investments that may be appropriate for more than one client or business unit follow-on investments involving additional clients or parties transactions between clients, including clients of different business units transactions between portfolio companies (such as vendor relationships)
transactions between the firm and its clients (such
as fees and expenses)
transactions between the firm and portfolio companies (such as procurement arrangements or material discounts)
fee and expense allocations to or among funds and clients
certain personal investment opportunities
Markets, Trading,and Investments 21

Company Property, Electronic Systems, and Business Communications
Use of company property and electronic systems
Key Concepts
Any property provided to you by the firm is intended to be used for business purposes. This includes office furnishings, security passes, and electronic devices such as laptops and mobile phones.
Requirements
1. Immediately report the loss, theft, or damage of any company property. Lost or stolen electronic or security devices present a serious security risk to the firm. Immediately inform your supervisor and/or Information Technology (IT) if any company property issued to you is lost, stolen, or cannot be located.
2. Do not use the firm’s property or systems in an illegal or improper way. Among other things, you must not use firm property to:
create or send materials or communications that are abusive, harassing, threatening, defamatory, misleading, or sexually explicit
• access sexually explicit or other inappropriate content
hide or misrepresent your identity or the true source of any communication participate in gambling
propagate viruses, malware, or any other disruptive or destructive computer programming hack into, or eavesdrop on, any computer, network, or database misuse delegation or admin rights to information technology systems granted to you as part of your role at the firm and promptly notify IT to remove such access once no longer needed
3. Consult with Compliance before using the firm’s property to support political campaigns or activities. Using company property for political activities may be considered a political contribution and is generally prohibited. See page 10.
4. Do not misuse company property or electronic systems for personal activities.
5. Do not attempt to remove or circumvent IT device management or Info Security tools from the firm’s devices.
Company Property,Electronic Systems, and Business Communications 22

6. Do not forward your voicemail, email, or any other messaging services to a personal account or an unapproved cloud storage system.
7. Use caution with any suspicious emails or files.
Do not open any file or attachment until you have considered the likelihood of its authenticity and examined it for signs that it may be a fake. If you have concerns, click on the “phish alarm” or contact infosec@baincapital.com.
8. Use good judgment and hygiene in all written
communications and notes.
9. Bear in mind that any message or note you write – physically or digitally – may be subject to legal or regulatory discovery. The firm is required to preserve electronic communications for routine compliance monitoring and potential review by regulators or attorneys. Casual communications made through the firm’s systems, including chats and direct or private messages, may be reviewed years later.
10. You can use approved electronic communications platforms for personal messages, but be aware that all of the firm’s systems are monitored, searched, and archived. All communications created, sent, or received using the firm’s approved
communication platforms are the property of the firm.
11. All communications created, sent, or received using the firm’s approved communications and AI systems are the property of the firm.
12. Never use firm property or systems, including delegate and administrator permissions, for illegal or improper activity.
13. Follow the firm’s policies on appropriate use of Generative AI Platforms. Refer to the Bain Capital Generative AI Policy for more information.
14. Use company systems in accordance with
contractual agreements.
15. Be mindful of external parties attempting to record or transcribe meetings or calls. Contact Compliance with any questions.
16. Do not record meetings without proper
preauthorization. Contact IT for approval requests.
ADDITIONAL REQUIREMENTS FOR CERTAIN PERSONNEL
European Office Personnel
Personnel required to conduct certain activity through recorded telephone lines must use firm-approved recorded lines for all such activity.
Company Property,Electronic Systems, and Business Communications 23

Approved systems for written business communications
Key Concepts
Conducting business on unapproved systems can interfere with our ability to properly record, monitor, and retain required business information. This, in turn, can compromise our operations and ability to comply with global regulatory obligations and potential litigation discovery.
Unapproved systems can also endanger the
security of our information and systems.
This is a challenging area of heightened regulatory scrutiny. The firm is implementing new mobile devices and IT solutions to permit a wider range of messaging platforms for business use. Be mindful of current policies in this evolving space.
We recognize that third parties may require personnel to use unapproved systems. Take reasonable steps to use approved systems, where applicable.
Requirements
17. In general, use only approved IT systems and messaging applications for your written business communications. This includes many categories of substantive work-related communications, with certain exceptions (see next page).
18. Do not use text or unapproved messaging apps
for required business communications. On devices you are using for regular business purposes, set message history retention to “Forever”, and do not change this setting or delete any business-related communications.
19. If any required business communications occur on an unapproved system, it is your obligation to migrate them to an approved system promptly (such as by forwarding screenshots), reply from an approved system, and preserve the originals.
20. If there is a regulatory or legal requirement to examine the device, you are expected to surrender it to an authorized party.
Company Property,Electronic Systems, and Business Communications 24

Approved/non-approved business communication systems

Currently Approved / Firm-Provided

- Microsoft Outlook
- Bloomberg Messenger
- Slack
- WeCom

*Under Approved / Firm-provided for select groups only (e.g, Investor Relations, Investment Teams)**

- Text/ iMessage
- WhatsApp

***All Bain Capital issued mobile phones are supervised. To use these apps, Snippet Sentry software must also be installed on your Bain Capital mobile device and numbers.**

Not Approved

- WeChat
- Signal
- Telegram
- Personal email
- Facebook Messenger
- *Any other system not listed under "Approved"*

More apps may be approved in time, with enhancements to archiving software.

Which business communications must be on Firm systems?

Must be on approved systems

- With or concerning LPs
- Cap markets activity (trade orders, execution, settlement)
- IC recommendations, follow-ups, side chats
- Deal negotiation, structuring, financing, closing
- Investment updates, portfolio reviews
- Fund valuation, add-ons, liquidity events, exits
- Privileged legal discussions

Should be on approved systems

- Internal firm matters (operations, HR, fund formation)
- Deal sourcing and pre-acquisition diligence
- Portco transactions that don't involve our funds

Exceptions

- Networking, logistics, administrative
- Portco general operations that we can't control

We recognize outside parties may require use of unapproved systems.

Take reasonable steps to migrate required e-comms to approved systems.

Company Property,Electronic Systems, and Business Communications 25

Interacting with
Outside Parties
Bribery, corruption, tax evasion, and other financial crimes
Key Concepts
This is an area of intensive monitoring and global law enforcement. Violations can involve significant penalties as well as criminal prosecution.
Violations of bribery and corruption laws have incurred fines of more than USD 500M. Individuals who serve as directors or executive officers may also bear personal liability for violations of these laws.
Requirements
1. Never give, receive, or authorize bribes to anyone in any country, including business partners and government officials. There is no exception to this prohibition. Consult Legal and Compliance before undertaking any activity that may appear to benefit a US or foreign government official, investor, or other business partner.
2. Never offer anything of value to anyone for the purpose of obtaining or retaining business or any other advantage. Gifts, entertainment, loans, charitable or political contributions, and offers of employment can constitute bribery if used to improperly
influence a business decision or other action.
3. Never make a hiring decision that could appear to have been made for an improper purpose. Employment opportunities at the firm should be filled based on merit and routine HR processes, not as a favor to a business partner or government official. This applies to full-time, part-time, contractor, internship, and any other positions. Contact Compliance before extending an offer to anyone who, to your knowledge, is any of the following:
a government official
an employee of a client, limited partner, or business partner a family member or recommended candidate of any of the above
4. Reimburse only legitimate business expenses of government officials. Unless otherwise prohibited by local law, the firm may pay for travel, lodging, or other legitimate expenses of government officials when
Interacting with Outside Parties 26

these expenses are directly related to reasonable business dealings in conjunction with relevant agreements or contracts the government has with the firm. Contact Compliance or Legal before approving any business expenses for government officials.
5. Do not provide employment references for government officials seeking new positions. Such a reference, even if legitimate, could appear to be bribery or favoritism.
6. Use Investor Relations for dealings with current
or potential investors.
7. Be mindful of business partners and other third parties engaged by the firm. Anti-bribery regulations may apply to the firm’s agents, vendors, or other third parties. You must not use others to do something that you or the firm are prohibited from doing.
8. Be wary of unusual requests from business partners or other third parties. These may include requests for donations to a political or charitable cause, requests for payments to or from a different party’s bank account, payments to help “speed up” or “process” a required license or filing, or other unspecified favors. Be especially wary of any request that the outside party refuses to make in writing or through the usual communication channels.
10. Immediately report to Compliance, Legal, or Tax any signs that a business partner or other entity related to the firm could be involved in financial crimes. These may include:
attempting to avoid reporting requirements
providing false or incomplete documentation
engaging in improper business practices
engaging in tax evasion
11. Never evade tax, or help someone else to do so.
12. Familiarize yourself with the firm’s tax evasion policies. If you become aware of any evidence or behavior that could constitute tax evasion, you must report it immediately to Tax.
EXAMPLES Compliance review needed
offering gifts or entertainment to a government
official or public pension
hiring a candidate recommended by a government
official, investor, or business partner
doing either of the above with respect to someone who has a personal or family connection to a government official, investor, or business partner
EXAMPLES Financial crimes
9. Promptly report to Compliance any evidence or suspicion of improper payments made by third parties. If Compliance determines that a third party has made an improper payment, the firm will take appropriate action.
money laundering
terrorist financing
price-fixing, bid- rigging, and other anti-competitive practices tax evasion
accounting fraud
dealings in sanctioned countries or jurisdictions
facilitating any of the above Interacting with Outside Parties 27

Business gifts and entertainment
Key Concepts
Gifts or entertainment involving business partners may be used to support business relationships, but must be reasonable and appropriate. Frequent or lavish gifts or entertainment could be seen as an attempt to unduly influence the recipient.
If you’re uncertain about the value of a gift or whether it crosses a line, just ask. Gifts or entertainment that may be appropriate in one context or for one recipient may not be suitable for all.
Gifts between personal friends or relatives in a non-business context, or between Bain Capital colleagues, need not be reported.
Requirements
13. Do not give or accept cash or cash equivalents.
These include traveler’s checks, securities, or other items that can readily be converted into cash.
14. Make sure all gifts are appropriate and do not involve any possible “quid pro quo”. In particular, do not:
solicit gifts or entertainment
accept gifts or entertainment from a business
partner in exchange for a specific business outcome
accept gifts or excessive entertainment from a business partner while the firm is negotiating any agreement with that business partner
15. Do not allow business partners to pay for your travel or lodging, and abide by the firm’s travel and expense policy and restrictions. In general, travel expenses to attend an entertainment event should be paid by the firm or the individual(s) attending. Admission fees or tuition for industry meetings or educational courses may be paid by the host or sponsor of the event if they do not violate other regulations in this or any other policy.
16. Contact Compliance before giving or accepting any gifts or entertainment involving government officials (all levels of government, worldwide).
17. Understand and adhere to any policies and restrictions that apply to a specific business partner or client. In particular, do not accept any gifts or entertainment relating to any pension client. Be sure to speak to Compliance before providing or accepting gifts and entertainment involving individuals at any state or local pension agency, public or private.
18. Report to Compliance all gifts and entertainment given or received that are valued at more than USD 250. Reports may be made through BCCS.
19. Be mindful of situations that may invite special
scrutiny. These include situations such as:
a trip sponsored or paid for by a business partner
a government official giving or receiving entertainment
or a gift
an event that is not attended by the host
frequent gifts or entertainment involving the same outside party
Before accepting, consider how a situation might look if reported in the media.
20. Decline, give back, or make reimbursement for impermissible gifts and entertainment. If you cannot decline a gift, contact Compliance for instructions on returning or donating it. Gifts that are returned or donated must still be reported.
21. Do not accept or provide gifts or entertainment that are offensive, inappropriate, embarrassing, or otherwise likely to reflect negatively on the firm.
22. Pre-clear any gifts to limited partners with Compliance. Gifts to limited partners may present certain conflicts of interest and other restrictions. Pay particular attention to any gifts or entertainment provided to sovereign wealth funds, public pension plans, or other governmental or quasi-governmental limited partners. Interacting with Outside Parties 28

ADDITIONAL REQUIREMENTS FOR CERTAIN PERSONNEL
Broker-Dealer Registered Representatives
If you are a registered representative of Bain Capital Distributors, LLC, follow the additional disclosure requirements set by FINRA:
– do not give gifts in excess of USD 100 per person per year
(applies to giver and recipient)
– report all gifts given or received
UK and European Office Personnel
Obtain pre-approval before accepting or providing gifts and entertainment exceeding GBP/EUR 200 and complete BCCS template; you may need to reimburse a business partner for such gifts and entertainment
Report gifts and entertainment less than GBP 200 as applicable; working meals (such as coffee, breakfast, lunch) do not need to be reported
Working with consultants and other third parties
Key Concepts
Engaging third parties could present conflicts of interest with our clients. Be especially mindful of activity for which clients or portfolio companies could bear the cost.
Third parties may also present reputational, financial, legal and/or security risks or cause other harm to the firm. Careful selection and oversight is important to manage these risks.
Requirements
23. Consult Legal, Procurement, Compliance, or Global Research Services, as applicable, before engaging new consultants, expert network firms,
25. Do not direct, authorize, or knowingly permit third parties to make improper payments or gifts to anyone. This applies to any third-party business partners (such as joint venture partners, law firms, consultants, sales agents, or other intermediaries) that interact with any type of entity on behalf of the firm.
26. Do not allow use of Bain Capital name or brand by third parties without prior approval from Communications.
27. Monitor and manage all third-party relationships you own. You are responsible for every third party relationship you own. Promptly report to Compliance any evidence (such as conversational remarks or vague or unexplained invoice items) that may indicate the actual or potential existence of improper payments.
EXAMPLES Be mindful before engaging with:
and other third parties. Engaging these groups is essential to ensuring that the firm can perform background checks, determine how its policies might apply to third parties, provide the appropriate access to the firm’s systems, and conduct any necessary training for the third party.
24. Be cautious when communicating with business partners and others who work in the investment field. The firm may have relationships with consultants and other partners who may possess inside information with respect to particular issuers. See the MNPI section on page 16.
niche law or accounting
firms
expert networks
specialized deal consultants
alternative data (web scraping, financial transaction, geospatial, etc.)
senior advisors
political intelligence
firms
placement agents
fundless sponsors
boutique dealmakers Interacting with Outside Parties 29

Vetting and monitoring investors
Key Concepts
Investor Relations is responsible for managing relationships with our investors. This includes undertaking due diligence and managing the onboarding process.
Country jurisdictions, political associations and suspicious activities are key areas of concern.
Requirements
28. Engage Investor Relations before marketing the
firm’s products to current or prospective investors.
29. Promptly report suspicious activities to Compliance. Any attempt by an investor to circumvent reporting requirements or to submit incomplete or inaccurate information, or any other “red flags” (see sidebar), should be brought to the attention of Compliance immediately.
30. Inform Compliance of any investor complaints you receive. A complaint means any written statement made by or on behalf of an investor that conveys a material grievance with the services provided by the firm.
31. Contact Legal regarding any side letter arrangements with investors. Any such arrangements must be approved by management, Legal, and Compliance before they can be put into effect.
EXAMPLES Red flags for money laundering, tax evasion and identity theft inconsistencies in identifying information
omission of required information on subscription documents
failure to respond to notices that documents are incomplete
unusual changes to account or distribution information
undeliverable mail or unverifiable wire instructions
or check requests
account requests from unauthorized persons
suspicious sources of wealth or funding
reluctance or failure to reveal the ultimate beneficial ownership of complex ownership structures
Preparing investor communications
Key Concepts
Communications that meet the definition of advertising or financial promotions have additional regulatory restrictions.
A registered representative holding a Series 7 license is required to participate in fundraising meetings with US prospects or existing investors while a fund is open.
Marketing in non-US jurisdictions may require
further Compliance guidance.
32. Coordinate with Investor Relations when preparing marketing materials or other investor communications. Any information that is considered promotional must be clear, fair and balanced, truthful, and not misleading.
33. Obtain approval from Compliance prior to disseminating marketing materials or other communications to existing or prospective investors. This is particularly important when a communication contains fund performance and/or non-public or confidential information. Interacting with Outside Parties 30

Public officials, regulators, law enforcement, and attorneys
34. Refer any firm-related communications from any of the above entities to Legal and Compliance. Legal and Compliance will determine how to respond to any requests from regulators or law enforcement. This includes any litigation involving the firm and business partners, such as bankruptcy proceedings. Never accept service of process (such as a summons, subpoena, or delivery of official notice) in any matter related to the firm unless you are specifically authorized to do so.
The media
Key Concepts
Always be discreet about discussing firm-related affairs or views in public (such as at conferences or events). If giving a talk or speech, focus on broader industry trends, choose your examples wisely, and refrain from discussing the firm’s dealing with specific clients, companies, or issuers.
Use good judgment at all times. Casual statements may be interpreted as official. People who are aware of your affiliation with the firm may analyze any remark you make for insight into the firm’s strategy, goals, or views.
Requirements
35. Do not speak publicly or with the media without prior consent of Communications & Public Affairs. The firm manages external statements to minimize any potential for reputational risk. This includes speaking engagements at mediacovered events. Only Communications personnel are permitted to speak to the media without prior authorization.
36. Any media interactions that may be considered advertisements must be approved by Compliance. Marketing or discussion of the firm’s investment products in the media is generally prohibited. Consult Compliance and Communications
& Public Affairs for more information.
EXAMPLES Communications that qualify as advertisements
any communication to more than one person that promotes the firm’s investment products or services any communication intended for prospective investors
ADDITIONAL REQUIREMENTS FOR CERTAIN PERSONNEL
Broker-Dealer Registered Representatives
Ensure that any communications comply with relevant FINRA and SEC requirements regarding advertisements, including regulations on accuracy and fair dealing. In certain circumstances, this may include pre-approval by regulators. Consult with Compliance or Communications & Public Affairs before engaging in any broadly disseminated communications.
Interacting with Outside Parties 31

Social media
Key Concepts
Social media For purposes of this policy, social media means any internet site or electronic network that allows public posting or transmission of information by individuals. Common examples include X (formerly known as Twitter), Facebook, LinkedIn, Instagram, and YouTube. Any forum, blog, chat room, or other non-private virtual facility where an individual may post content or comments on content is considered social media.
Think before you post. Be aware that your words, photos, reposts, and other actions can be misused or misinterpreted in ways that reflect poorly on the firm, our industry, our clients, and you.
Requirements
FIRM-SPONSORED SOCIAL MEDIA ACCOUNTS
37. Do not post on the firm’s social media accounts unless you are an authorized individual. Management approval is required prior to posting new content to existing firm or business unit social media pages. If the content advertises the firm’s products or services or depicts investment performance, then prior approval from Compliance is required as well.
38. Get approval from Communications, Compliance, and management prior to establishing any new social media presence. This includes any new social media site/platform, or a new account for an existing site/platform, being used on behalf of the firm or any business unit.
SOCIAL MEDIA FOR BUSINESS COMMUNICATIONS
39. Get approval from Compliance, Communications, and management before using social media for any business purpose. Discussing or posting content about the firm on social media can only take place over a system or platform that has been pre-approved and can be monitored. Note that you do not need authorization to use social media to obtain information useful to your work (such as reading/following industry blogs or researching business partners).
40. Never send confidential or proprietary information through social media.
PERSONAL, NON-BUSINESS-RELATED SOCIAL MEDIA
41. Use discretion in your personal use of social media. Be aware that your posts and other activities, including those that are re-posted by other users, may reflect on the firm and you. Note that posts and other activities may be subject to monitoring.
42. Use caution if you disclose your affiliation with Bain Capital on personal social media accounts. While it is generally permissible to disclose Bain Capital affiliation and to repost Bain Capital content, do not claim to speak for the firm or suggest that the firm endorses any personal message. It is permissible to make connections over social media, but discussions related to business communications must take place over an approved communication platform. See “Use of electronic systems” for more information.
EXAMPLES Social media use that requires approval
discussing the firm or participating in an industry, political, or public policy discussion on a forum, website, third-party platform, or social media account any communication on social media that promotes
the firm’s investment products or services
Interacting with Outside Parties32

Time keeping and
Expenses
Timekeeping and expenses
Key Concepts
Proper timekeeping and expense allocation is critical for tax, compliance, and management purposes. The integrity of our timekeeping data is important to supporting applicable fee and expense sharing arrangements described in our fund governing documents. Proper allocation of business expenses to our clients is an area of regulatory focus.
Report expenses accurately, being sure to use the correct code for the client and purpose, and to charge to the firm costs that clients do not reimburse.
Requirements
1. If you are required to track your time, make sure you:
regularly enter your time into Workday (or other applicable system) as required, and in appropriate format
• approve your time entries
report your actual hours worked with reasonable accuracy and precision record all time to the correct projects, matters, or activities, and approve your time
Note that while others may enter time for you, reviewing is your responsibility and cannot be delegated. Avoid perfunctory submissions. Your time should reflect actual work performed, with appropriate variance over time.
2. With business expenses, make sure you:
adhere to the firm’s travel and entertainment
expense reimbursement policy
report expenses accurately
submit your expense reports in a timely manner
3. Use special care when submitting or approving investment-related and fundraising expenses, including travel and entertainment. Our clients typically reimburse these expenses, and their interests are paramount. It’s their money.
Timekeeping and Expenses 34

Transitions
Joining the firm
Key Concepts
On joining the firm, you have 10 days to complete the Compliance requirements.
On joining the firm, personal investment holdings disclosed in BCCS must have an as of date within 45 days of start date.
Fulfilling these requirements is an important part of your onboarding process. If you have any questions about the requirements, contact Compliance.
Requirements
1. Do not bring any previously acquired confidential information onto firm property or systems. This may include any printed materials acquired during prior employment (org charts, presentation handouts) as well as electronic files. Never use personal thumb drives or other storage devices that contain previously acquired confidential information on the firm’s electronic systems.
2. Complete the regulatory disclosure form (RDF).
On this form, you must disclose any political
contributions made in the two years prior to joining the
firm and any applicable legal or regulatory matters.
3. Register in the Bain Capital Compliance System (BCCS). You will receive an email invitation to join BCCS on your first day of hire. Use your Bain Capital Intranet login to sign in to BCCS.
4. Disclose any personal accounts and investments
in BCCS. See page 7 for what you must disclose.
5. Disclose any outside activities in BCCS. See page 11 for more details about which activities must be disclosed.
6. Complete new hire conflicts-of-interest certification. Include any personal, family, or other outside interests that could affect your relationship with the firm’s business partners. Be sure to update your conflicts-of-interest disclosure any time new outside activities or other potential conflicts of interest arise or existing ones are resolved.
7. Certify that you have read the Compliance Manual. You will be required to re-certify that you have read, understood, and followed the Compliance policies each year.
Transitions 34

Leaving the firm
8. Provide contact details to Human Resources.
9. Review your files and contacts. Review your personal files (including your home office) and any laptops, tablets, or other electronic devices you own to ensure they do not retain any confidential or proprietary data related to the firm. If you wish to take
personal contacts or electronic files maintained on the firm’s network with you upon departure, contact IT or Compliance for review prior to removing files from the firm’s network. Do not take confidential or proprietary data when departing from the firm, or share it with others.
10. Return all firm property upon departure, in accordance with the Information Security Policies and Procedures. If you have concerns contact infosec@ baincapital.com.
11. Honor all post-employment confidentiality obligations. Your confidentiality obligations under this policy continue even after your departure from the firm
— both under this policy and under contractual obligations that apply to you. This includes any proprietary information acquired from working at the firm (such as track records, strategies, deal pipelines, client / investor information, and employee confidential information).
12. Do not subsequently access or attempt to access firm-provided property or systems for non-Bain Capital purposes.
Transitions 35

Takeaways
Core principles
Act with honesty and integrity. Our clients come first.
If you aren’t sure, ask Compliance.
Summary
Your Responsibilities Read and understand our Compliance policies. Re-certify annually. Report violations to Compliance or management — you won’t face retaliation, and you are free to report directly to regulators.
Personal Compliance Disclose personal investment information, and pre-clear personal investments and political contributions as required. Consult with Compliance before engaging in any outside activities.
Using and Protecting Information Ensure confidential
information is handled securely.
Recognizing and Reporting MNPI (Inside Information) Contact Compliance if you acquire MNPI or need to communicate with someone who has it. Never trade any security or instrument for which you possess MNPI.
Markets, Trading, and Investing Contact Compliance or Legal before making any transaction or investment that involves a business conflict.
Company Property, Electronic Systems, and Business Communications Do not use unapproved systems for required business communications. Use discretion and good judgment at all times.
Interacting with Outside Parties — General Don’t communicate to outsiders about the firm without prior approval. Stay alert for signs of financial crime, and don’t offer anything of value to outside parties to obtain business.
Interacting with Outside Parties — Business Partners Keep gifts and entertainment within appropriate limits. Carefully vet and monitor outside parties who work with the firm.
Interacting with Outside Parties — Investors Immediately report suspicious activity. Coordinate all communications with Investor Relations.
Remember
Report all actual or potential violations of policy or law by you or anyone else at the firm. If you discover any actual, attempted, or suspected violation of any law, regulation, or Bain Capital policy by anyone, report it immediately to the relevant group (Compliance, Legal, Human Resources, and/or business unit management).
You may also speak freely with regulators, such as the SEC, FINRA, CFTC, NFA, or other global agencies regarding possible securities law and other regulatory violations. Nothing in these policies prevents or restricts your ability to communicate with regulators, as long as your communications do not include attorney client privileged information.
Bain Capital does not retaliate against personnel who report securities law violations in good faith. If you choose to report a possible violation, your job will not be at risk, your job responsibilities will not be reduced or altered, nor will you face harassment, as a result of your reporting.
Takeaways36

Terms with Specific Meanings
BCCS The Bain Capital Compliance System.
blind trust Any account in which the owner of the funds is prohibited by contract from communicating with the account manager, and the account manager is prohibited from disclosing to the owner what investments are held in the account.
bribery Involves offering something of value to influence the actions of the recipient, such as a public official or commercial agent.
business communications Any communication as described in the “Use of electronic systems” section of this policy.
business partner Any investor, client, portfolio company, issuer, consultant, counterparty (including trading counterparty), vendor, or other individual or entity doing business or seeking to do business with the firm. Government officials, when acting in the capacity of a client as opposed to their regulatory capacity, are treated as business partners.
client A private fund, individual separate account, investment company, or other entity or individual for whom the firm provides investment advice.
client vehicle Any account or entity established for a client for purposes of making investments.
compliance policies The principles and directives adopted by the firm to support adherence with applicable law and regulation, including the contents of this document, plus any language contained in administrative or business unit specific policies.
corruption Dishonest or fraudulent conduct by those in power, often involving bribery.
entertainment Any event where a business partner attends as the host or as a guest of the firm. This includes any meal, event, party, or outing where an employee and business partner are present.
gift Anything of value given to or received from a business partner, such as holiday gifts or tickets to an event at which the giver is not present.
government official Any individual who is:
an employee or officer of any national, state, or local government entity or subdivision (such as a government hospital, utility, regulatory department, agency, pension/ retirement plan, or sovereign wealth fund)
an officer or employee of any government-controlled company (for example, a bank or utility owned or controlled by a government)
an elected official, candidate for public office, or official of a political party
an officer, employee, or representative of a public international organization, such as the World Bank or the United Nations material non-public information (MNPI) Any information about a security that meets both of these tests:
it has not been publicly disclosed
a reasonable investor might consider it important when deciding to trade media Outlets that publicly disseminate news, entertainment, education, data, or promotional messages on a large scale. These include both print and online sources, newspapers, newsletters, websites, blogs, magazines, radio, television, and other forms of mass communication.
media interaction Any conversation, interview, email, or text exchange with a reporter, columnist, editor, blogger, or other media representative; any participation as a speaker, panelist, or commentator at a conference, on a television or radio show, in a webcast, or at any other public event where media representatives are present.
outside parties Business partners and any other individuals or entities outside the firm with whom personnel may interact in the course of their job duties at the firm.
personal investment account Any account or trust into which funds are deposited for investment and whose holdings you or your family own or control, such as an account with a brokerage, bank, or exchange. This does not include blind trusts.
professionally managed account An account managed by an investment advisor, broker, bank, trust company, or other third party over which neither you nor any of your family members have day-to-day influence or control.
registered representative An individual who sells securities on behalf of the clients of the firm and is licensed by the Financial Industry Regulatory Authority (FINRA).
side letters Written agreements that vary the terms or other requirements of our standard agreements with our funds or clients.
social media Any internet site or electronic network that allows public posting or transmission of information by individuals. Common examples include X (formerly known as Twitter), Facebook, LinkedIn, Instagram, and YouTube. Any forum, blog, chat room, or other non-private virtual facility where an individual may post content or comments on content is considered social media.
tax evasion Taking steps, or helping someone take steps, to fraudulently reduce the amount of tax that they would have otherwise paid.
the firm Bain Capital, LP and its affiliates.
Terms with Specific Meanings 37